Immediate Release Thursday, August 9, 2007	For Further Information Contact: Robert E. Phaneuf Vice President - Corporate Development (918) 632-0680

RAM ENERGY RESOURCES REPORTS SECOND QUARTER 2007 RESULTS; PRODUCTION INCREASES NEARLY 8% SEQUENTIALLY NET INCOME TOTALS $902,000

EXPANDED CREDIT FACILITY-LOWER INTEREST RATE

Tulsa, Oklahoma – RAM Energy Resources, Inc. (Nasdaq: RAME) today announced second quarter 2007 earnings and financial highlights.

Second Quarter 2007 Highlights

•

RAM’s production for the second quarter was 337,000 barrels of oil equivalent (BOE), an increase of nearly eight percent sequentially from the first quarter 2007 production level of 313,000 BOE. Daily production for the second quarter averaged 3,706 BOE compared to first quarter’s daily production average of 3,478 BOE.

•	Income for the second quarter was $902,000, or $0.02 per share, compared to a loss of $3.1 million in the year-ago quarter.
•

The Ashe C 1H and the T.L. Dickenson 1-H wells were completed during the quarter; individually each posted among the best initial production rates tested by the company in any of its jointly held Barnett Shale wells to date. In addition two Chesapeake-operated wells were completed during the quarter, the Weyerhaeuser #8-22 and Weyerhaeuser #10-22. Net daily production from these four wells at June 30, 2007 totaled approximately 376 BOE. Production from these wells will contribute fully to third quarter production. In addition, the Weyerhaeuser #9-22 was completed as a producer in late July.

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Current Highlights

•

The company’s most recent well proposed to EOG Resources, Inc. and others that jointly own interests with RAM in the company’s Barnett Shale acreage spud in late July and is currently drilling. This well, the Dethloff #1H, is to be drilled to test the Lower Barnett Shale formation in Wise County, Texas. The Dethloff #1H well is the second RAM-proposed well that EOG has drilled this year. In addition, EOG has elected to drill and participate as operator in each of three additional wells proposed by RAM in jointly held Barnett Shale leases.

•

RAM’s mid-year review of reserves supported by results of drilling activity has led to an increase in the number of identified proved undeveloped reserve (PUD) locations booked in the company’s jointly owned Barnett Shale leases to nine, compared to five at year-end 2006. In addition to the Dethloff #1H and the previously mentioned nine PUD locations, currently the company has an inventory of 15 probable and seven possible seismically identified locations, bringing the current total inventory available to support potential future growth to a substantial 32 locations. Eleven wells in the company’s Barnett Shale play are currently producing.

•

Subsequent to June 30, 2007, RAM’s credit facility was amended. The effect of the amendment was to raise borrowing availability to $150 million from the previous level of $140 million, lower interest charged on existing outstanding balances and improve certain other covenants. As a result, liquidity is currently a substantial $60 million.

Income and Cash Flow

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For the quarter ended June 30, 2007, RAM reported net income of $902,000, or $0.02 per share, based upon 40.4 million weighted average fully diluted shares outstanding. Results for the current quarter were negatively impacted by pre-tax unrealized mark-to-market derivative losses of $102,000. Results of the second quarter 2007 compared to the year-ago quarter were the product of higher natural gas and natural gas liquids production, higher realized prices for natural gas and natural gas liquids combined with lower net interest expense, which were partially offset by lower oil production and a lower average price of oil as well as higher operating expenses. By comparison, in the second quarter 2006, RAM reported a net loss of $3.1 million, or a restated loss of $0.10 a share, which included a pre-tax, unrealized mark-to-market derivative loss of $2.1 million and the impact of $3.3 million in non-cash charges related to the merger with Tremisis.

Cash flow from operations, a non-GAAP measure, was $6.0 million for the second quarter of 2007 compared to cash flow from operations of $4.0million in the same quarter of 2006. See the attached table for a reconciliation of these non-GAAP financial measures to the corresponding GAAP amounts of cash provided by operating activities of $7.5 million and $7.4 million for the second quarter of 2007 and second quarter of 2006 respectively.

Production

Total production for the first quarter 2007 rose to 337,000 BOE, an increase of 24,000 BOE, or eight percent, compared to the first quarter of this year and two percent ahead of last year’s second quarter production of 329,000 BOE. The rise in the current quarter’s production is due to the positive impact of the acquisition of reserves and accompanying production in May of this year which, together with volume additions from drilling PUD locations and additional exploitation activities, more than offset the

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natural declines in our existing inventory of predominately mature producing fields. Second quarter 2007 production of natural gas and natural gas liquids rose 21 percent and 16 percent respectively while production of oil dipped eight percent, compared to the previous year’s quarter.

Commodity Prices and Revenues

The company’s realized price for oil declined seven percent to an average of $62.54 per barrel in the second quarter of 2007, compared with last year’s second quarter average realized price of $67.35 per barrel. By contrast, the company’s realized price for natural gas rose 21 percent to an average of $6.70 per thousand cubic feet (Mcf) compared to an average of $5.54 per Mcf in the second quarter of 2006. Similarly, the price of natural gas liquids increased 17 percent, averaging $44.64 per barrel for this year’s second quarter. The increase in natural gas and natural gas liquids production combined with higher average realized prices for natural gas and natural gas liquids allowed oil and natural gas revenues to reach $17.9 million in the second quarter of 2007 and remain essentially flat with the $18.0 million of oil and natural gas revenues in the same quarter of 2006.

The company does not formally designate its derivative contracts as hedges, nor are its derivative contracts associated with its production; therefore realized prices are not associated with derivative gains or losses. In the second quarter 2007, contract settlements and premium costs of derivatives were a nominal $105,000 and unrealized mark-to-market losses were $102,000, resulting in realized and unrealized losses impacting the quarter of $207,000. As a result, total revenues and other operating income for the second quarter were $17.8 million. In the similar quarter last year, realized derivative losses of $2.0 million and unrealized derivative losses of $2.1

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million combined with oil and gas revenue of $18.0 million to reduce total revenues and other operating income to $14.0 million.

Costs and Expenses

Production expenses were $13.89 per BOE in the second quarter of 2007, or a total of $4.7 million, one percent lower on a BOE basis than the $14.02 per BOE, or a total of $4.6 million, in the previous year’s quarter. The slight reduction in expense on a BOE basis was primarily due to lower workover costs. Production taxes were $3.04 per BOE in this year’s second quarter, or a total of $1.0 million. This was 14 percent above the $2.66 per BOE, or a total of $874,000 during the 2006 quarter, principally as a result of selling a larger quantity of natural gas in a higher taxing state than in the comparable quarter of 2006. General and administrative expenses of $2.6 million, or $7.64 per BOE, rose 20 percent on a BOE basis as a result of higher salary expense and an increased number of employees. General and administrative expenses in last year’s second quarter were $2.1 million. Interest expense net of interest income for the second quarter decreased by $2.0 million, or 35 percent, to $3.7million compared to the prior year’s quarter due to the absence of the write-off of unamortized loan fees and pre-payment premiums incurred in the year-ago quarter in association with the establishment of new credit facilities, which were partially offset by higher interest rates and higher outstanding indebtedness in the current quarter.

Capital Expenditures

Capital expenditures totaled $24.0 million in the second quarter 2007; $2.1million was allocated to lower risk development activities, $2.9 million to exploratory activities, $18.7 million to an acquisition and $0.4 million for the acquisition of leases. On May 15, 2007, RAM closed an acquisition agreement covering 120 wells in Southeast New Mexico

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and West Texas. The purchase price of $18.7 million was funded primarily from the company’s available balance provided under its revolving credit facility. Total non-acquisition capital commitments for the first half of the year were $9.9 million. The non-acquisition capital budget for the 2007 year remains at $36.3 million. RAM participated in the drilling of 30 gross (30 net) development wells and nine gross (1.6 net) exploratory wells in the first six months of the year in contrast to a total of 42 gross (41.7 net) development wells and four gross (2.1 net) exploratory wells drilled in the same period of 2006.

Liquidity

Subsequent to June 30, 2007, RAM’s borrowing availability under its credit facility was expanded to $150 million from the previous level of $140 million. The amendment to the credit facility raises RAM’s borrowing availability under the revolving credit facility to $100 million from the previous level of $50 million and called for RAM to reduce its outstanding balance under its term loan to $50 million from the previous level of $90 million. The amended and restated credit agreement which expanded availability also lowered the interest rate margin applied above the company’s LIBOR base on the existing level of borrowings and improved certain covenants, representing a potentially meaningful reduction to future interest on RAM’s current borrowings of $119 million under the credit facility. Inclusive of $29 million in cash on hand, the company estimates current liquidity to be $60 million. “We are pleased by the confidence demonstrated by our lenders in RAM’s assets and operations which supported the concomitant increase in our credit facility and reduction in interest rates applied to outstanding balances, particularly given the recent volatility in the corporate debt markets which is being reflected in widening credit spreads,” said Larry Lee, Chairman and CEO of RAM Energy Resources.

Six Months Results

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For the six months ended June 30, 2007, RAM reported net income of $322,000, or $0.01 per share, on 38.9 million weighted average diluted shares outstanding. Results of the first six months of 2007 compared to the same time last year were positively impacted by slightly higher total production, lower realized and unrealized losses on derivatives and lower interest expense net of interest income. Total revenues for the first half of 2007 were $32.0 million compared to $32.4 million recorded in the first half of 2006. Total operating costs rose two percent during the first half of 2007 compared to those of the same period in 2006. The notable exception to the cost trend was interest expense net of interest income, which totaled $7.3 million in the first half of 2007, 21 percent below the same total during the first six months of 2006. As a result of the above mentioned factors, pre-tax income in this year’s first half increased to $508,000 compared to the loss of $412,000 posted in last year’s first half, primarily due to lower interest expense net of interest income recorded in the first six months of 2007. Net income for the first six months of 2007 was $322,000, or $0.01per share, compared to a loss of $255,000, or a restated loss of $0.01 per share in the first six months of 2006.

Cash flow from operations, a non-GAAP measure, was $10.1 million for the first six months of 2007, up eight percent compared to $9.3 million for the same period in 2006. See the attached table for a reconciliation of these non-GAAP financial measures to the corresponding GAAP amounts of cash provided by operating activities of $7.5 million for the six months ended June 30, 2007 and $15.4 million for the six months ended June 30, 2006.

RAM Intends to File Amended 10-K and 10-Q – To Clarify Accounting Treatment

On or before August 13, 2007 RAM intends to file a Form 10-K/A with the SEC, to amend the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The primary purpose of the filing will be to clarify the accounting treatment applied

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to the reverse merger recapitalization of RAM Energy, Inc. arising from an interpretive disparity in methodology followed in the calculation of past share activity of RAM Energy, Inc. and adjusting common stock and additional paid-in-capital to reflect the impact to these balance sheet accounts of the preferred accounting treatment. The filing will indicate that reported net income remains unchanged in each year of the three year period ending December 31, 2006; however, the change in methodology impacts the calculation of shares outstanding of the accounting acquirer (RAM Energy, Inc.) during the periods and thus earnings per share. (See attached table entitled Summary of Recalculation of Weighted Average Shares Outstanding and Earnings Per Share.) As restated, pursuant to the planned filing, diluted earnings per share for RAM Energy Resources, Inc. were $0.16, $0.02 and $0.20 for the periods ended December 31, 2006, December 31, 2005 and December 31, 2004, respectively, based on recalculated weighted average diluted shares outstanding of 32,105,885 in 2006, 26,492,286 in 2005 and 29,706,104 in 2004 respectively. As originally reported, diluted earnings per share were $0.20, $0.07 and $1.06 for the periods ended December 31, 2006, December 31, 2005 and December 31, 2004, respectively, based on calculations using weighted average diluted shares outstanding of 25,658,711 in 2006, 7,700,000 in 2005 and 5,739,057 in 2004 respectively. Similarly, with respect to balance sheet accounts, the restatement will have no effect on reported shareholder deficit, but rather the components of paid-in-capital and common stock will be adjusted to reflect the preferred accounting interpretation.

The interpretative issue necessitating the filing of the Form 10-K/A for the year ended 2006 also applies to the first quarter 2007 reported results, requiring the company’s similar restatement of the Form 10-Q for this period, which the company also intends to file with the SEC on or before August 13, 2007. For the period ended March 31, 2007, although weighted average diluted shares outstanding will be restated, there will be no change to the

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previously reported loss of $0.02 per diluted share. However, as restated, diluted earnings per share for RAM Energy Resources, Inc. were $0.11 and $0.06 for the periods ended March 31, 2006 and March 31, 2005 respectively. As originally reported, diluted earnings per share were $1,195.41 and $644.44 for the periods ended March 31, 2006 and March 31, 2005 respectively.

RAM to Webcast Second Quarter 2007 Conference Call

The company’s teleconference call to review second quarter results will be broadcast live on a listen-only basis over the internet on Friday, August 10, at 8:30 a.m. Central Daylight Time. Interested parties may access the webcast by visiting the RAM Energy Resources, Inc. website at www.ramenergy.com. From the home page, select the Investor Relations tab and then click on the microphone icon. The teleconference may be accessed by dialing (866)510-0712 (domestic) or (617)597-5380 (international) and providing the call identifier “33540148” to the operator. The webcast and the accompanying slide presentation will be available for replay on the company’s website. An audio replay will be available until August 17, 2007 by dialing (888)286-8010 (domestic) or (617)801-6888 (international) and using pass code “50972600”.

Forward-Looking Statements

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address estimates of capital spending, NYMEX prices of oil and gas and company realizations, the impact of oil and gas derivatives, drilling activities, borrowing availability, and events or developments that the company expects or believes are forward-looking statements. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and

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actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, actions taken and to be taken by the government as a result of political and economic conditions, continued availability of capital and financing, and general economic, market or business conditions as well as other risk factors described from time to time in the company’s filings with the SEC. The company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

RAM Energy Resources, Inc. is an independent energy company engaged in the acquisition, exploitation, exploration, and development of oil and natural gas properties and the marketing of crude oil and natural gas. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the Nasdaq under the symbol RAME. For additional information, visit the company website at www.ramenergy.com

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RAM Energy Resources, Inc.

Condensed consolidated balance sheets

(in thousands, except share and per share amounts)

	June 30,	December 31,
	2007	2006
	(unaudited)	(Restated)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 28,519	$ 6,721
Accounts receivable:
Oil and natural gas sales	6,756	6,194
Joint interest operations, net of allowance of $189 ($187 at December 31, 2006)	240	750
Income taxes	20	121
Other, net of allowance of $29 ($33 at December 31, 2006)	184	236
Derivative assets	-	677
Prepaid expenses	691	1,013
Other current assets	156	-
Total current assets	36,566	15,712

PROPERTIES AND EQUIPMENT, AT COST:
Oil and natural gas properties and equipment, using full cost accounting	213,749	185,284
Other property and equipment	6,207	6,098
	219,956	191,382
Less accumulated amortization and depreciation	(56,214)	(48,577)
Total properties and equipment	163,742	142,805
OTHER ASSETS:
Deferred loan costs, net of accumulated amortization of $5,232 ($4,840 at December 31, 2006)	2,201	2,593
Other	764	615
Total assets	$ 203,273	$ 161,725

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable:
Trade	$ 6,283	$ 7,810
Oil and natural gas proceeds due others	3,022	3,886
Related party	44	14
Other	109	31
Accrued liabilities:
Compensation	746	1,611
Interest	5,489	3,849
Income taxes	369	223
Derivative liabilities	133	-
Long-term debt due within one year	28,665	756
Total current liabilities	44,860	18,180

OIL & NATURAL GAS PROCEEDS DUE OTHERS	2,558	2,481

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DERIVATIVE LIABILITIES	545	-
LONG-TERM DEBT	119,103	131,481
DEFERRED AND OTHER NON-CURRENT INCOME TAXES	26,612	26,677
ASSET RETIREMENT OBLIGATIONS	10,933	10,801
COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' DEFICIT:
Common stock, $0.0001 par value, 100,000,000 shares authorized; 42,050,136 and 34,276,805 shares issued; 41,212,861 and 33,439,530 shares outstanding at June 30, 2007 and December 31, 2006, respectively	4	3
Additional paid-in capital	30,067	2,308
Treasury stock - 837,275 shares at cost	(3,768)	(3,768)
Accumulated deficit	(27,641)	(26,438)
Stockholders' deficit	(1,338)	(27,895)
Total liabilities and stockholders' deficit	$ 203,273	$ 161,725

RAM Energy Resources, Inc.

Condensed consolidated statements of operations

(in thousands, except share and per share amounts)

(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
		(Restated)		(Restated)
REVENUES AND OTHER OPERATING INCOME:
Oil and natural gas sales	$ 17,883	$ 17,973	$ 33,027	$ 34,783
Realized and unrealized losses on derivatives	(207)	(4,178)	(1,291)	(2,770)
Other	99	180	302	424
Total revenues and other operating income	17,775	13,975	32,038	32,437

OPERATING EXPENSES:
Oil and natural gas production taxes	1,026	874	1,850	1,684
Oil and natural gas production expenses	4,683	4,607	9,210	8,913
Depreciation and amortization	4,129	3,311	7,554	6,524
Accretion expense	144	132	290	265
Share-based compensation	221	2,218	394	2,218
General and administrative, overhead and other expenses, net of
operator's overhead fees	2,578	2,088	4,924	4,047
Total operating expenses	12,781	13,230	24,222	23,651
Operating income	4,994	745	7,816	8,786

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OTHER INCOME (EXPENSE):
Interest expense	(3,990)	(5,778)	(7,828)	(9,307)
Interest income	313	82	520	109
INCOME (LOSS) BEFORE INCOME TAXES	1,317	(4,951)	508	(412)

INCOME TAX PROVISION (BENEFIT)	415	(1,882)	186	(157)

NET INCOME (LOSS)	$ 902	$ (3,069)	$ 322	$ (255)

EARNINGS (LOSS) PER SHARE:
Basic	$ 0.02	$ (0.10)	$ 0.01	$ (0.01)
Diluted	$ 0.02	$ (0.10)	$ 0.01	$ (0.01)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	40,292,725	30,703,058	38,759,576	28,609,304
Diluted	40,384,374	30,703,058	38,850,432	28,609,304

RAM Energy Resources, Inc.

Condensed consolidated statements of cash flows

(in thousands)

(unaudited)

	Six months ended
	June 30,
	2007	2006
OPERATING ACTIVITIES:
Net income (loss)	$ 322	$ (255)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization-
Oil and natural gas properties and equipment	7,250	6,176
Amortization of deferred loan costs and Senior notes discount	413	562
Charge off of unamortized deferred loan costs	-	1,055
Other property and equipment	304	348
Accretion expense	290	265
Unrealized (gain) loss on derivatives	1,156	(844)
Deferred income taxes	(66)	(157)
Share-based compensation	394	2,218
Gain on disposal of other property and equipment	-	(99)
Changes in operating assets and liabilities-
Accounts receivable	101	1,093
Prepaid expenses and other current assets	166	567
Accounts payable	(2,283)	616
Income taxes payable	146	(109)

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Accrued liabilities and other	(697)	3,930
Total adjustments	7,174	15,621
Net cash provided by operating activities	7,496	15,366

INVESTING ACTIVITIES:
Payments for oil and natural gas properties and equipment	(28,515)	(10,493)
Proceeds from sales of oil and natural gas properties and equipment	50	3,502
Payments for other property and equipment	(109)	(566)
Proceeds from sales and disposals of other property and equipment	-	366
Net cash used in investing activities	(28,574)	(7,191)

FINANCING ACTIVITIES:
Payments on long-term debt	(546)	(87,508)
Payments of loan fees	-	(2,977)
Proceeds from borrowings on long-term debt	16,056	106,454
Common stock offering, net of direct costs	27,366	-
Stock redemption	-	(9,792)
Repurchase of stock	-	(593)
Payments of merger costs	-	(4,187)
Cash acquired in merger	-	3,801
Dividends paid	-	(500)
Net cash provided by financing activities	42,876	4,698

INCREASE IN CASH AND CASH EQUIVALENTS	21,798	12,873

CASH AND CASH EQUIVALENTS, beginning of period	6,721	70
CASH AND CASH EQUIVALENTS, end of period	$ 28,519	$ 12,943

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$ 7,300	$ 2,618
Cash paid for income taxes	$ 5	$ 109

DISCLOSURE OF NONCASH FINANCING ACTIVITIES:
Accrued interest added to principal balance of revolving Credit Facility	$ -	$ 2,797

RAM Energy Resources, Inc.

Summary of Recalculation of Weighted Average Shares

Outstanding and Earnings Per Share(a)

	Years ended December 31,
	2006	2005	2004

Net Income	$ 5,048,000	$ 543,000	$ 6,076,000

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AS ORIGINALLY REPORTED:
Weighted average shares - basic	24,347,607	7,700,000	5,739,057
Dilutive effect of unvested stock grants	92,148	-	-
Dilutive effect of warrants	1,218,956	-	-
Weighted average shares - diluted	25,658,711	7,700,000	5,739,057

Basic earnings per share	$ 0.21	$ 0.07	$ 1.06
Diluted earnings per share	$ 0.20	$ 0.07	$ 1.06

AS RESTATED:
Weighted average shares - basic	30,808,065	26,492,286	29,706,104
Dilutive effect of unvested stock grants	78,864	-	-
Dilutive effect of warrants	1,218,956	-	-
Weighted average shares - diluted	32,105,885	26,492,286	29,706,104

Basic earnings per share	$ 0.16	$ 0.02	$ 0.20
Diluted earnings per share	$ 0.16	$ 0.02	$ 0.20

(a) The stockholders of RAM Energy, Inc. received 25,600,000 shares of Tremisis common stock and $30 million in cash upon consummation of a merger on May 8, 2006. We have accounted for the merger as a reverse acquisition, treated as a recapitalization of RAM Energy, Inc. However, our original statements of stockholders’ deficit reflect the historical shares held by the Tremisis shareholders, rather than the shares issued in the merger with RAM Energy, Inc., the accounting acquirer. Accounting for a reverse merger requires that the past share activity of the entity gaining control be recast using the exchange ratio to reflect the equivalent number of shares received in the acquisition, while also adjusting common stock and additional paid-in capital of any difference in par value of the stock. Accordingly, we have restated the shares outstanding and earnings per share.

RAM Energy Resources, Inc.

Production and Price Summary

	Three months ended		Percent
	June 30,		Increase
	2006	2007	(Decrease)

Production volumes:
Oil (MBbls)	202	186	(7.9%)
NGL (MBbls)	32	37	15.6%
Natural gas (MMcf)	566	684	20.8%

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Total (Mboe)	329	337	2.4%

Average sale prices received:
Oil (per Bbl)	$ 67.35	$ 62.54	(7.1%)
NGL (per Bbl)	$ 38.21	$ 44.64	16.8%
Natural gas (per Mcf)	$ 5.54	$ 6.70	20.9%
Total per Boe	$ 54.70	$ 53.06	(3.0%)

RAM Energy Resources, Inc.

Reconciliation of cash flow from operations (a non-GAAP measure) to GAAP net cash provided by operating activities

Non-GAAP Financial Measure

Cash flow, a non-GAAP measure, represents cash provided by operating activities before the impact of discontinued operations and changes in working capital items related to operating activities. In addition, non-GAAP cash flow is further adjusted to exclude the impact of realized gains or losses on derivative transactions. This non-GAAP measure is presented because management believes it is a useful adjunct to cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). This non-GAAP cash flow measure is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities and to service debt. This non-GAAP measure is not a measure of financial performance under GAAP and should not be considered as an alternative to cash provided (used) by operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity.

		2007
	Three months ended		Six months ended
	March 31	June 30	June 30
Net cash provided by operating activities per condensed
consolidated statements of cash flow	$ (37)	$7,533	$7,496
Less: working capital changes	(4,121)	1,554	(2,567)

Cash flow from operations (a non-GAAP measure)	$4,084	$5,979	$10,063

Cash flow from operations (a non-GAAP measure)	$4,084	$5,979	$10,063
Less: realized gains (losses) on derivatives	(30)	(105)	(135)
Cash flow from operations (a non-GAAP measure) excluding
realized gains (losses) on derivatives	$4,114	$6,084	$10,198

	2006
	Three months ended		Six months ended
	March 31	June 30	June 30
Net cash provided by operating activities per condensed	$7,929	$7,437	$15,366
consolidated statements of cash flow
Less: working capital changes	2,643	3,454	6,097

Cash flow from operations (a non-GAAP measure)	$5,286	$3,983	$9,269

Cash flow from operations (a non-GAAP measure)	$5,286	$3,983	$9,269
Less: realized gains (losses) on derivatives	(1,571)	(2,043)	(3,614)
Cash flow from operations (a non-GAAP measure) excluding
realized gains (losses) on derivatives	$6,857	$6,026	$12,883

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